Exhibit 2.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “MERIDIAN VETERINARY INVESTORS, INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF NOVEMBER, A.D. 2024, AT 1:16 O’CLOCK P.M.

10007403 8100	Authentication: 204876333
SR# 20244212968	Date: 11-14-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:16 PM 11/14/2024
FILED 01:16 PM 11/14/2024
SR 20244212968 – File Number 10007403

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
MERIDIAN VETERINARY INVESTORS, INC.

FIRST: The name of this corporation is MERIDIAN VETERINARY INVESTORS, INC. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The amount of total number of shares of stock that the Corporation shall have authority to issue is ten million (10,000,000), all of which shall be Common Stock, $0.0001 par value.

FIFTH: The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless and to the extent that the Bylaws so provide.

SEVENTH: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

NINTH: The name and mailing address of the sole incorporator are as follows:

David Ronck

3811 Turtle Creek Boulevard, Suite 875

Dallas, Texas 75219

I, THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand as of November 14, 2024.

/s/ David Ronck
David Ronck
Sole Incorporator